Exhibit 24

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan D. Levy and Robert L. Hawley as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Watford Holdings Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2020 and any and all amendments and supplements thereto, and to file the same with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jonathan D. Levy	Chief Executive Officer (Principal Executive Officer)	February 26, 2021
Jonathan D. Levy

/s/ Robert Hawley	Chief Financial Officer (Principal Financial Officer)	February 26, 2021
Robert Hawley

/s/ Walter Harris	Chairman of the Board and Director	February 26, 2021
Walter Harris

/s/ Maamoun Rajeh	Director	February 26, 2021
Maamoun Rajeh

/s/ Nicolas Papadopoulo	Director	February 26, 2021
Nicolas Papadopoulo

/s/ Garth Lorimer Turner	Director	February 26, 2021
Garth Lorimer Turner

/s/ Deborah DeCotis	Director	February 26, 2021
Deborah DeCotis

/s/ Thomas Miller	Director	February 26, 2021
Thomas Miller

/s/ Elizabeth Gile	Director	February 26, 2021
Elizabeth Gile

/s/ Alexandre Scherer	Authorized Representative in the United States	February 26, 2021
Alexandre Scherer